Exhibit (f)

AUDITOR’S CONSENT

To the Executive Board of KfW:

We consent to the incorporation by reference in the registration statement (No. 333-192196) of KfW under Schedule B of our report dated March 4, 2014, with respect to the consolidated financial statements of KfW as of and for the year ended December 31, 2013, comprising the consolidated statement of comprehensive income, consolidated statement of financial position, consolidated statement of changes in equity, consolidated statement of cash flows, and the notes to the consolidated financial statements, and the group management report for the business year from January 1, 2013 to December 31, 2013, which report appears in Exhibit (e) of KfW’s Annual Report on Form 18-K for the year ended December 31, 2013. The group management report to which our report dated March 4, 2014 refers is not presented in full in such exhibit, as it excludes the sustainability report and the declaration of compliance with the German Federal Public Governance Code.

/s/ KPMG AG Wirtschaftsprüfungsgesellschaft
Frankfurt
May 16, 2014